EXHIBIT 1.1

ENGAGEMENT LETTER

Date: April   , 2020

Company:	Masterworks 011, LLC
497 Broome Street
New York, NY 10023

Attention: Scott Lynn, CEO

Dear Mr. Lynn:

This engagement letter (the “Agreement”) confirms the terms upon which Masterworks 011, LLC (the “Client;” “Masterworks 011”) engages SDDco Brokerage Advisors LLC (the “Financial Advisor;” “SDDco-BA”). SDDco-BA is engaged to act as the exclusive underwriter to the Client in connection with a Regulation A Offering (as defined below) of securities on behalf of Client (the “Potential Transaction”).

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Scope of Engagement. Client hereby engages Financial Adviser as its exclusive agent in the Potential Transaction to purchasers pursuant to a Tier 2 offering of Regulation A, as amended (“Regulation A+”), securities (the “Securities”) under Title IV of the Jumpstart Our Business Startups (“JOBS”) Act in one or more related transactions to purchasers (the “Regulation A Offering”). Sales of Regulation A+ securities will be executed on a “Best Efforts” basis. Therefore, Client understands that Financial Adviser cannot and does not guarantee that it will be able to successfully complete the Potential Transaction or raise capital for the Client. In addition, Client will be solely responsible for collection and management of investor funds in a segregated account and Financial Advisor will not hold customer funds in any way or safekeep customer securities.

2. Offering Process. In connection with the Regulation A Offering, Financial Adviser will:

a. familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Client and the industry;

b. review to its satisfaction the offering documents (the “Regulation A Offering Materials”) in connection with the offering of the Securities; and

c. review to its satisfaction the active and planned operational practices and procedures of the Client in the conduct of the Regulation A Offering and assist the Client to meet certain applicable regulatory obligations.

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If Financial Adviser is satisfied with the results of its due diligence of Client, Financial Adviser will then:

d. identify possible high net-worth, ultra-high net-worth, and institutional investors, which might have an interest in receiving the Regulation A Offering Materials and evaluating participation in the Regulation A Offering;

e. contact one or more potential investors in the Securities (the “Potential Investors”) and distribute the Regulation A Offering Materials to those requesting receipt of the same;

f. attend meetings with Client and Potential Investors, and assist the Client in responding to due diligence requests from Potential Investors;

g. ensure to its satisfaction that Know Your Customer (“KYC”) and Anti-Money Laundering (“AML”) procedures are implemented for all Potential Investors;

h. ensure to its satisfaction that suitability assessments are conducted for all Potential Investors; and

i. assist the Client in closing on the sale of Securities to those Potential Investors accepted by Client in the Regulation A Offering.

3. Compensation.

a. Incentive Compensation. For the services to be rendered hereunder by Financial Adviser, Masterworks Administrative Services, LLC (“Masterworks”), the Administrator and the platform operator of the Masterworks.io website, has agreed to compensate the Financial Adviser (the “Compensation”) with a variable sales commission and finder’s fee of up to 3% of the total dollar amount of equity capital raised pursuant to the Potential Transaction (the “Sales Commission”).

b. Fixed Compensation. SDDco-BA will receive certain additional fixed compensation pursuant to a separate agreement with Masterworks, which is not tied specifically to this Offering or to any other specific offering, but a portion of which is deemed to be underwriting compensation for this Offering. Such additional fixed compensation includes, $5,000 per month for ancillary support services and $750 per month for supervisory services for each representative beyond one representative dedicated to working on Masterworks transactions.

c. Expense Reimbursement. Masterworks has separately agreed that it will reimburse the Financial Advisor for all expense relating to the Offering, including, but not limited to, printing, road show, travel, virtual data room, legal fees incurred through the underwriting, filing FINRA documents (e.g. 5110 forms, etc.), and SEC forms to be filed for the Client by the Financial Advisor in connection with the Offering. Such reimbursements shall be capped at $5,000.

d. Underwriting Compensation Determination and Cap. The maximum amounts set forth in clauses (a) and (c) above are underwriting compensation. A portion of the amounts payable by Masterworks pursuant to clause (b) above along with any amounts paid or payable by Masterworks or the Company to any related person of SDDco-BA is deemed to be underwriting compensation. Any such amounts shall be allocated to the Offering and other offerings in a manner deemed to be reasonable and appropriate by SDDco-BA, consistent with FINRA rules and regulations to determine underwriting compensation relating to the Offering. To the extent such allocation would be determined to result in maximum underwriting compensation being equal to or in excess of 10% of the aggregate gross offering proceeds, the parties will adjust the provisions of this Agreement or the terms of employment of persons affiliated with SDDco-BA in such manner as is reasonable and necessary to ensure that aggregate underwriting compensation does not equal or exceed 10% of the aggregate gross offering proceeds. For the avoidance of doubt, the total amount of all items of compensation from any source payable to underwriters, broker-dealers, or affiliates thereof will not exceed an amount that equals ten percent (10%) of the gross proceeds of the offering.

e. Timing of Payments. All of the forgoing costs and fees referenced in this Section 3 shall become due and payable by Masterworks, and not by Client, contemporaneously with the closing of the Regulation A Offering by Masterworks and not by the Client. Accordingly, all of the capital raised in the Regulation A Offering will be applied to the purpose of Masterworks 011, LLC.

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4. Information. Client shall provide Financial Adviser with such data and information (in reasonable detail) from time to time as Financial Adviser may reasonably request to calculate and verify payments made and required to be made under Paragraph (3) by Masterworks.

5. Certain Covenants, Representations and Warranties of Client.

a. In connection with Financial Adviser’s activities hereunder, Client will cooperate with Financial Adviser and provide it reasonable access to the officers, directors, employees and Advisers of Client, and furnish to Financial Adviser all information and data regarding the business and financial condition of Client that the Financial Adviser deems appropriate for purposes of the Regulation A Offering (the “Information”).

b. The Client represents and warrants that: (i) as of each date of offer of the Securities and each date of closing of the Regulation A Offering, the Regulation A Offering Materials will be complete and correct in all material respects and, except for those statements for which written supplemental corrections or additions have been made or given to the investors participating in such closing, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; any (ii) any projected financial information or other forward-looking information which the Client provides to Financial Adviser will be made by Client in good faith, based on management’s best estimates at the time and based on facts and assumptions, which management believes are reasonable. A full management’s discussion of the underlying assumptions and risks relating to not achieving such projections will accompany all such projections.

c. The Client acknowledges and agrees that Financial Adviser, in rendering its services hereunder: (i) will be using and relying on the Information provided by Client (as well as information available from public sources and other sources deemed reliable by Financial Adviser) without independent investigation or verification thereof or independent appraisal or evaluation of the Client, or its respective subsidiaries or affiliates, or any of their respective businesses or assets; (ii) is authorized to transmit to any Potential Investor the Regulation A Offering Materials and forms of subscription agreements and any other legal documentation supplied to Financial Adviser for transmission to any Potential Investor by or on behalf of the Client in connection with the Regulation A Offering; and (iii) does not and will not assume responsibility for the accuracy or completeness of the Regulation A Offering Materials or any Information or other Information regarding the Client. Financial Adviser reserves the right to investigate and independently verify the Client’s representations and claims.

d. Client will be solely responsible for the contents of the Regulation A Offering Materials (as amended and supplemented and including any information incorporated therein by reference).

e. If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Regulation A Offering Materials (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Client will promptly notify Financial Adviser of such event and Financial Adviser will suspend solicitations of prospective purchasers of the Securities until such time as Client shall prepare (and Client agrees that, if it shall have notified Financial Adviser to suspend solicitations after Client has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Regulation A Offering Materials which corrects such statement(s) or omission(s).

f. The Client acknowledges and agrees that (i) any advice rendered or material provided by Financial Adviser during the term of this Agreement or during the Regulation A Offering process was and is intended solely for the benefit and confidential use of the Client and will not be reproduced, summarized, described or referred to or given to any other person or entity for any purpose without Financial Adviser’s prior written consent; (ii) Financial Adviser will act as an independent contractor and is being retained solely to assist Client in its efforts to effect the Regulation A Offering; (iii) Financial Adviser is not and will not be construed as a fiduciary of the Client and will have no duties or liabilities to the equity holders or creditors of the Client or to any other person or entity by virtue of this Agreement, and the retention of Financial Adviser hereunder, all of which duties and liabilities are hereby expressly waived; (iv) Financial Adviser does not provide legal, accounting and/or tax advice and Client agrees to retain its own counsel concerning any necessary legal, accounting and tax matters; and (v) nothing contained herein shall be construed to obligate Financial Adviser to purchase, as principal, any of the securities offered in the Regulation A Offering.

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g. The Client represents and warrants to Financial Adviser that there are no brokers, representatives, or other persons which have an interest in compensation due to Financial Adviser from any transaction contemplated herein.

h. The Client represents to Financial Adviser that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Regulation A Offering to fail to be entitled to the exemption from registration afforded by Regulation A+ of Section 401 of the JOBS Act Section 3(b), as amended. In effecting the Regulation A Offering, the Client agrees to comply in all material respects with applicable provisions of the Securities Act of 1933 (the “Securities Act”) and any regulations thereunder and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto.

i. The Client represents and warrants that it does not and will not make any sale of the Securities with a view to distribution of the Securities (until such Securities become appropriately registered), and that this Regulation A Offering does not and shall not violate any federal, state, local, foreign or other laws, rules, regulations or interpretations, including those rules, regulations and interpretations of the SEC, IRS, FINRA and any other self-regulatory organization or domestic or foreign governmental agency or entity.

j. The Client will not at any time during the term of this engagement, or for a period of six months following completion of the placement of Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior consent of Financial Adviser.

k. The Client will provide copies to Financial Adviser of any current or previous filings with the SEC in the last twelve (12) months from the date of this letter.

l. Client will collect and maintain investor funds in a segregated account and will treat investor funds in a manner consistent with the description in the Materials. Client will not remove (or permit the removal of) investor funds from Client’s segregated account without the express consent of the Financial Advisor

m. The Client will take such action as is necessary to qualify the Securities for offer and sale under the securities laws of such states and other jurisdictions of the United States (including but not limited to Federal) and foreign jurisdictions as may be legally required.

n. The Client agrees (i) that any subscription or other similar agreement pursuant to which Securities are sold shall be in form and substance reasonably satisfactory to Financial Adviser and its counsel, shall comply with all applicable federal, state and foreign laws, rules and regulations and such other terms and conditions as are customary for private placement transactions of securities of such nature (or registration statements), and shall contain a representation and warranty of the Potential Investor for the benefit of Financial Adviser to the effect that the Potential Investor has conducted its own due diligence and not relied on any representation or statement made by Financial Adviser in connection with making its investment decision and (ii) to provide a copy of such executed document to Financial Adviser promptly following the execution and delivery thereof by Potential Investor. The Client agrees that any representations and warranties made by it to any investor in the Regulation A Offering shall be deemed also to be made to Financial Adviser for its benefit.

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6. Indemnification of Financial Adviser.

a. In the event that Financial Adviser becomes involved in any capacity in any action, proceeding, investigation, or inquiry in connection with any matter referred to in this Agreement, or arising out of the matters contemplated by this Agreement (including but not limited to, the Information and Client’s or Masterwork’s failure to comply with, violation of, or alleged violation of the U.S. Securities laws and the rules promulgated thereunder, and the securities laws and regulations of any state or other jurisdiction applicable to their conduct), other than any matter relating to any tax payments payable by Financial Adviser as a result of Financial Adviser’s activities under or in connection with this Agreement, and other than any matter arising solely as a result of a breach by Financial Adviser of its representations and warranties set forth in this Agreement (regarding compliance with securities laws), Client and Masterworks jointly and severally agree to promptly reimburse Financial Adviser for its legal and other expenses (including but not limited to the cost of any investigation and preparation as they are incurred by Financial Adviser in connection therewith), unless and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such action, proceeding, investigation or inquiry arose out of the gross negligence or willful misconduct of Financial Adviser in performing the services, which are the subject of this Agreement.

b. Client and Masterworks also jointly and severally agree to indemnify Financial Adviser and hold it harmless from and against any and all losses, claims, damages, liabilities, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, counsel’s fees and expenses, and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation, or inquiry in which Financial Adviser may be involved in any capacity) incurred by Financial Adviser in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement (including, but not limited to, the Information and Client’s or Masterwork’s failure to comply with, violation of, or alleged violation of the U.S. Securities laws and the rules promulgated there under, and the securities laws and regulations of any state or other jurisdiction applicable to their conduct), other than any matter relating to any tax payments payable by the Financial Adviser as a result of Financial Adviser’s activities under or in connection with this Agreement and other than any matter arising solely as a result of a breach by Financial Adviser of its representations and warranties set forth herein (regarding compliance with securities laws), unless and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such losses, claims, damages, or liabilities arose out of the gross negligence or willful misconduct of Financial Adviser in performing the services, which are the subject of this Agreement. For purpose of this paragraph, Financial Adviser shall include the officers, directors, employees, agents and controlling persons of SDDco-BA. The foregoing indemnification shall be in addition to any rights that any indemnified Party may have at common law or otherwise.

7. Indemnification of Client. In the event that the Client or Masterworks becomes involved in any capacity in any action, proceeding, investigation, or inquiry in connection with any matter referred to in this Agreement, the Financial Adviser agrees to reimburse the Client or Masterworks for its legal and other expenses (including but not limited to the cost of any investigation and preparation as they are incurred by Client or Masterworks in connection therewith) if, and to the extent that (i) it shall be finally judicially determined by a court of competent jurisdiction that such action, proceeding, investigation, or inquiry arose out of the gross negligence or willful misconduct of Financial Adviser in performing the services, which are the subject of this Agreement; or (ii) such action, proceeding, investigation, or inquiry arose solely out of Financial Adviser’s violation of its representations and warranties set forth in this Agreement regarding compliance with securities laws. Financial Adviser also agrees to indemnify Client and hold it harmless from and against any and all losses, claims, damages, liabilities, costs, and expenses of every kind, nature, and description, fixed or contingent (including, without limitation, counsel’s fees and expenses and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation or inquiry in which Client may be involved in any capacity) incurred by Client or Masterworks in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement if (i) it shall be finally judicially determined by a court of competent jurisdiction that such losses, claims, damages, or liabilities arose out of the gross negligence or willful misconduct of Financial Adviser; or, (ii) in the event of Financial Adviser’s violation of its representations and warranties set forth in this Agreement regarding compliance with securities laws.

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8. Covenants, Representations and Warranties of Financial Adviser. Financial Adviser represents, warrants and covenants to Client that:

a. it has and will maintain all registrations and memberships required to perform its obligations and services hereunder in accordance with applicable law;

b. it is in compliance and will comply with all applicable laws, rules and regulations regarding its provision of services hereunder;

c. it has not and will not knowingly take any action, directly or indirectly that would cause the Regulation A Offering to violate the provisions of the Securities Act, the Securities Exchange Act of 1934 (the “1934 Act”), Title IV of the JOBS Act, the respective rules and regulations promulgated thereunder (the “Rules and Regulations”) or applicable “blue sky” laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Regulation A Offering in a manner prescribed by Title IV of the JOBS Act and Regulation A+;

d. SDDco-BA is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available; and

e. it has not taken and will not knowingly take any action, directly or indirectly, that may cause the Regulation A Offering to fail to be entitled to exemption from registration under United States federal securities laws, or applicable state securities or “blue sky” laws, or the applicable laws of the foreign countries in which the securities may be offered or sold by it.

9. Term; Termination; Survival of Provisions. The term of this Agreement, shall commence on the date hereof and shall continue, unless earlier terminated pursuant to the provisions of this section, for twelve (12) months, automatically renewable thereafter for monthly periods unless either party informs the other in writing thirty (30) days prior to the end of the current term of its intent to terminate this Agreement. This Agreement may be terminated prior to the end of the current term, by mutual written consent of the parties hereto:

a. by either party, upon thirty (30) days’ prior written notice; and

b. by Financial Adviser in the event that Client fails to pay any amount due hereunder within thirty (30) days of that due date or otherwise breaches its obligations to Financial Advisor.

Termination of this Agreement will not affect Financial Adviser’s right to receive continuing compensation with respect to investments made prior to such termination. It is understood and agreed that the provisions of this Agreement relating to the payment of fees and expenses, confidentiality and indemnification shall survive any termination of this Agreement.

10. Confidential Information. Each party hereto understands that the other party has disclosed or may disclose confidential and proprietary information relating to its own business, including, without limitation, names and expertise of employees and consultants, names of contacts and investors, and business, financial, customer and product development plans (“Confidential Information”). Each party agrees not to divulge any such Confidential Information of the other party to any third party, except to its affiliates and its and their respective authorized representatives, agents, independent contractors, consultants, attorneys, accountants and financial Advisers, or as may be necessary or appropriate to carry out the terms of this Agreement (including without limitation disclosing Confidential Information to prospective purchasers or investors and their respective attorneys and Advisers), or as may be required or requested to be disclosed by order of a court, administrative agency or governmental body or self-regulatory organization, or by any rule, law or regulation, or by subpoena or any other legal or administrative process, or as requested by any regulator or self-regulatory organization, or to enforce this Agreement, or to prosecute or defend any actual or threatened claim, suit, action or proceeding. Notwithstanding the foregoing, the parties agree that Confidential Information shall not include information which (a) is known by the non-disclosing party prior to its disclosure by the disclosing party and is not subject to other confidentiality obligation, (b) is or becomes publicly known through no breach of this Agreement, (c) is received from a third party without a breach of any confidentiality obligation known to the non-disclosing party, (d) is independently developed by the non-disclosing party or (e) is disclosed with the disclosing party’s prior written consent. Notwithstanding anything to the contrary set forth in this Agreement, (A) this Agreement may be disclosed to any person or entity and (B) either party may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such U.S. tax treatment and U.S. tax structure.

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11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. Notwithstanding anything contained herein to the contrary, a party may not assign this Agreement without the prior written consent of the other party.

12. Interpretation and Enforcement; Governing Law. This Agreement and its interpretation and enforcement shall be governed by the laws of the State of New York applicable to contracts to be performed entirely within this state and without regard to its principles of conflicts of law. If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect. Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

13. Arbitration The parties agree that any dispute relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to arbitration in New York, New York under the auspices of FINRA Dispute Resolution, Inc., in accordance with the rules of FINRA with respect to arbitration of disputes between FINRA members and customers. Each party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel.

THE PARTIES ACKNOWLEDGE THAT: BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY. DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS. ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS. HERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

14. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts by facsimile transmission or electronic .pdf form, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same agreement.

15. Entire Agreement; Amendments. This Agreement effective as of the Effective Date embodies the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, and may not be amended, supplemented or modified absent a written instrument signed by the parties hereto.

16. Notices. Unless otherwise specified in this Agreement, all communications under this Agreement will be given in writing, sent by hand delivery, overnight courier or registered mail to the address set forth below the signature of each party or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch. Under no circumstances will communication or notification via email be deemed as contemplated by this Agreement.

17. Third Party Rights; Limited Duties; No Recourse to owners of Financial Adviser. Nothing in this Agreement shall be construed to confer upon any third party a right of action under this Agreement or any other right whatsoever. Financial Adviser owes no duty, fiduciary or otherwise, to any officer, director, owner, partner, investor, shareholder or member of, or auditor, attorney or adviser to, the Client, even if advised that any of them may be relying on any written or oral advice or recommendation made by Financial Adviser or any of its affiliates (or any of their respective employees or agents), or receiving any report or advice prepared by Financial Adviser or any of its affiliates. Financial Adviser owes no duty or obligation, fiduciary or otherwise, to the Client, other than the express contractual obligations set forth in this Agreement. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of Financial Adviser or any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Financial Adviser arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby, including, without limitation, any alleged non-disclosure or misrepresentations made by any such persons or entities.

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If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed counterpart to Financial Adviser at your earliest convenience. We look forward to working with you to the successful conclusion of this engagement and developing a long-term relationship.

Very truly yours,

SDDCO Brokerage Advisers LLC

By:
Name:	Bryon H. Lyons
Title:	CEO

Address for notices:

SDDco Brokerage Advisers LLC
485 Madison Ave, 15th Floor
New York, NY 10022

ACCEPTED AND AGREED AS OF

Date: , 2020

Masterworks Administrative Services, LLC

By:
Name:	Scott Lynn
Title:	CEO

Address for Notices:

497 Broome Street
New York, NY 10023

Masterworks 011, LLC

By:
Name:	Scott Lynn
Title:	CEO

Address for notices:

497 Broome Street
New York, NY 10023